Exhibit 99

Investor Contact:	Mark E. Faford (203) 229-3820 mefaford@archchemicals.com

Press Contact:	Dale N. Walter (203) 229-3033 dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2010 EARNINGS AND

INCREASES FULL-YEAR 2010 EARNINGS GUIDANCE

Highlights:

•

Earnings per share from continuing operations were $0.36 for the third quarter of 2010, which includes $0.10 per share of special items. Earnings were $0.46 per share, compared to $0.41 per share for the prior year quarter, excluding special items for both periods.

•	Biocides Products operating income increased 24 percent from the prior year quarter due to record profitability for the personal care and industrial biocides business.

•	The Company increases its full-year 2010 earnings guidance to $2.40 to $2.50 per share, excluding special items.

•	The Company issued $125 million of Senior Notes.

NORWALK, Conn., November 2, 2010 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the third quarter of 2010 of $325.6 million, compared to $312.2 million for the third quarter of 2009. Earnings per share from continuing operations for 2010 were $0.36 per share on $9.2 million of income. Included in the 2010 results is a $1.3 million tax charge, or $0.05 per share, related to an income tax rate change in the United Kingdom (“U.K.”), and an after-tax charge of $1.2 million, or $0.05 per share, related to severance and impairment charges due to the consolidation of three of the Company’s United States (“U.S.”) Research and Development (“R&D”) and Technical Service facilities. Included in the 2009 results is executive severance of $0.7 million, net of tax, or $0.03 per share. Excluding these items, earnings per share from continuing operations for 2010 were $0.46 per share on $11.7 million of income, compared to $0.41 per share on $10.4 million of income in 2009.

Quarterly segment operating income was $20.0 million in 2010 compared to $18.7 million in 2009.

“Arch once again had a very strong quarter, driven by robust demand in our core biocides businesses,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “We set quarterly sales records for our antidandruff agents and health and hygiene biocides. We also saw double-digit volume growth in biocides for building products, all of which more than offset the lower results, due to timing, from our water products business. And although the global housing and construction markets remained weak, our wood protection business reported improved profitability as a result of increased demand in Europe and lower raw material costs.” Mr. Campbell added, “Cost controls and working capital management continue to be a top priority for our businesses and contributed to our excellent results during the quarter.”

Segment operating results for prior periods have been adjusted as the Company has reallocated certain historical centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.

The following compares segment sales and operating income (loss) for the third quarters of 2010 and 2009 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Biocides Products

Biocides Products reported sales of $278.8 million and operating income of $29.2 million in 2010 compared with sales of $271.4 million and operating income of $23.6 million in 2009.

HTH Water Products

HTH water products reported sales of $123.0 million and operating income of $3.2 million for 2010 compared to sales of $128.1 million and operating income of $8.4 million for 2009.

Sales decreased $5.1 million, or four percent, due to lower pricing (three percent) and lower volumes. The lower pricing was principally due to unfavorable product mix in North America, which was partially offset by higher pricing in South Africa. The decreased volumes primarily related to the U.S., where the benefit from favorable weather patterns in key regions was more than offset by the timing of shipments at major mass retail accounts, which concentrated sales in the second quarter of 2010.

Operating income for the quarter was $5.2 million lower than prior year principally due to the lower sales and higher selling and marketing costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $88.5 million and operating income of $21.2 million compared to sales and operating income of $77.8 million and $13.2 million, respectively, in 2009.

Sales increased $10.7 million, or 14 percent, as higher volumes (20 percent) were partially offset by lower pricing (six percent). The higher volumes were primarily due to strong demand for biocides used in antidandruff products, in part due to the timing of shipments in China to avoid delivery disruptions ahead of the Asian Games. Demand for biocides used in building products also increased as the global construction markets saw modest improvement from the third quarter of 2009 and the Company benefited from both new applications for its existing products and from new products. The lower pricing principally related to health and hygiene products.

Operating income increased $8.0 million as the higher volumes, lower plant and raw material costs and favorable sales mix more than offset the lower pricing and unfavorable foreign exchange.

Wood Protection

Wood protection reported sales of $67.3 million and operating income of $4.8 million compared to sales and operating income of $65.5 million and $2.0 million, respectively, in 2009.

Sales increased $1.8 million, or three percent, as higher volumes (seven percent) were partially offset by unfavorable foreign exchange and lower pricing. The higher volumes were driven by increased demand in Europe for wood preservatives used in industrial applications.

Operating income improved $2.8 million principally due to lower raw material costs and higher volumes.

Performance Products

Performance Products reported sales of $46.8 million and operating income of $1.3 million compared with sales and operating income of $40.8 million and $3.3 million, respectively, in 2009.

Performance urethanes sales increased $7.0 million, or 20 percent, due to higher pricing (12 percent) and higher volumes (eight percent). The higher pricing was in response to increased raw material costs. Volumes improved due to higher demand for propylene glycol products, including the addition of new accounts, and higher demand for polyol products. Operating income decreased $1.5 million due to the effect of the conclusion of the long-term contract manufacturing arrangement at the end of 2009, which contributed $3.2 million. Excluding the impact of the contract, improved pricing and higher volumes more than offset higher raw material costs.

Hydrazine sales decreased $1.0 million, or 20 percent, principally due to lower propellant hydrazine volumes. Operating income decreased due to lower sales volumes and higher freight costs.

General Corporate Expenses

Unallocated corporate expenses increased principally due to higher compensation-related costs and higher U.K. pension costs. 2009 included $1.1 million of executive severance costs.

Other Items

In August 2010, the Company announced its decision to consolidate three of its U.S. R&D and Technical Service facilities in Alpharetta, Georgia. The facilities impacted by this consolidation are New Castle, Delaware; Cheshire, Connecticut; and Conley, Georgia. During the third quarter of 2010, the Company recorded an after-tax charge of $1.2 million related to employee severance costs and the impairment of the New Castle, Delaware facility.

During September 2010, the Company entered into a master note purchase agreement with certain institutional investors, providing financing to the Company through the private placement of $250.0 million aggregate principal amount of the Company’s Series 2010-A Senior Notes (the “Senior Notes”). The Company issued $125.0 million of the Senior Notes at closing, with the remaining $125.0 million to be issued by the Company no later than December 31, 2010, subject to customary closing conditions. The Senior Notes will mature in December 2017 and bear a fixed annual interest rate of 4.0%. Proceeds from the issuance of the Senior Notes are being used for general corporate purposes, including the repayment of debt.

During the third quarter of 2010, legislation was finalized in the U.K. which reduced the corporate tax rate from 28 percent to 27 percent. The Company has significant U.K. deferred tax assets, principally related to the Company’s U.K. pension plans. As a result of the tax rate change, the Company’s deferred tax assets were reduced, with a corresponding increase in tax expense. Included in the third quarter results is $1.3 million of non-cash tax expense that represents the reduction of a tax benefit related to the U.K. pension liabilities, previously recorded directly through equity. The original tax benefit was not recorded in the income statement.

2010 Outlook

The Company has increased its full-year 2010 earnings guidance. Full-year sales are expected to be approximately nine to eleven percent higher than 2009, and earnings from continuing operations before special items for the full-year 2010 are now anticipated to be in the $2.40 to $2.50 per share range, compared to the Company’s previous guidance in the $2.25 to $2.40 per share range. This increased guidance reflects the Company’s strong third quarter results. Depreciation and amortization forecasts remain in the $40 to $45 million range and capital spending is now expected to be in the $30 million range. The effective tax rate from continuing operations is estimated to be in the 32 to 33 percent range, excluding the impact of the U.K. tax rate change.

For the fourth quarter, the Company anticipates (loss) earnings per share from continuing operations to be in the range of $(0.06) to $0.04, compared to earnings per share from continuing operations of $0.12 during the fourth quarter of 2009. Improved operating profits from higher volumes in the HTH water products and personal care and industrial biocides businesses are expected to be offset by lower performance urethanes results due to the conclusion of the long-term contract manufacturing arrangement at the end of 2009. The Company also expects slightly higher interest costs, general corporate expenses and income tax expense compared to the prior year.

Commenting on the Company’s 2010 outlook, Mr. Campbell remarked, “We are on target to deliver outstanding results in 2010. Our full-year earnings forecast represents almost a 50 percent increase over 2009, excluding the conclusion of the performance urethanes contract. And, I’m very excited by the earnings growth potential in our biocides businesses, including our multi-faceted margin improvement plan, whose details we will communicate later this month. We remain committed to enhancing shareholder value by increasing margins, maximizing cash generation, optimizing our portfolio and maintaining an attractive dividend.”

Guidance for the full year 2010 excludes an impact of $0.10 per share related to the restructuring and impairment charges and the impact of the U.K. tax rate change.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2010 earnings conference call on Tuesday, November 2, 2010 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 856-1961, passcode 6990420, in the United States, or (719) 325-4880, passcode 6990420, outside the United States.

•

A telephone replay will be available from 1:00 p.m. (ET) on Tuesday, November 2, 2010 until 11:00 p.m. (ET) on Tuesday, November 9, 2010. The replay number is (888) 203-1112, passcode 6990420; from outside the United States, please call (719) 457-0820, passcode 6990420.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual outcomes to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer, supplier or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; gains or losses on derivative instruments; and implementation of the Company’s R&D consolidation consistent with the Company’s expectations.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Sales	$325.6	$312.2	$1,065.7	$951.4
Cost of Goods Sold	227.6	223.8	730.9	662.1
Selling and Administration	73.1	64.3	218.4	196.2
Research and Development	5.0	4.5	14.6	13.6
Restructuring and Other Expense (b)	0.7	1.1	0.7	1.1
Impairment (b)	1.2	—	1.2	—
Interest Expense, Net	3.2	2.8	9.3	9.1

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	14.8	15.7	90.6	69.3
Equity in Earnings of Affiliated Companies	0.1	0.2	0.4	0.4
Income Tax Expense (c)	5.7	6.2	31.6	24.5

Income from Continuing Operations	$9.2	$9.7	$59.4	$45.2

Income (Loss) from Discontinued Operations, Net of Tax (d)	—	0.6	(0.5)	(0.8)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	—	5.6	—

Net Income	$9.2	$10.3	$64.5	$44.4

Basic Income (Loss) Per Share:
Continuing Operations	$0.37	$0.38	$2.37	$1.81
Income (Loss) from Discontinued Operations, Net of Tax (d)	—	0.03	(0.02)	(0.03)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	—	0.22	—

Basic Income (Loss) Per Share	$0.37	$0.41	$2.57	$1.78

Diluted Income (Loss) Per Share:
Continuing Operations	$0.36	$0.38	$2.36	$1.80
Income (Loss) from Discontinued Operations, Net of Tax (d)	—	0.03	(0.02)	(0.03)
Gain on Sale of Discontinued Operations, Net of Tax (e)	—	—	0.22	—

Diluted Income (Loss) Per Share	$0.36	$0.41	$2.56	$1.77

Weighted Average Common Stock Outstanding - Basic	25.1	25.0	25.1	24.9
Weighted Average Common Stock Outstanding - Diluted	25.2	25.1	25.2	25.0

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.
(b)	The three months and nine months ended September 30, 2010 represent severance and the write-down of a building due to the consolidation of three of the Company’s U.S. research and development facilities.

The three months and nine months ended September 30, 2009 represent executive severance.

(c)	The three months and nine months ended September 30, 2010 include a $1.3 million charge for a change in the U.K. corporate tax rate related to pension adjustments previously recorded in equity.
(d)	Represents the results of operations, net of tax, for the industrial coatings business through the date of sale, March 31, 2010.
(e)	Represents the gain on the sale of the industrial coatings business, net of tax.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2010 (a)	December 31, 2009 (b)
Assets:
Cash and Cash Equivalents	$126.4	$70.1
Accounts Receivable, Net (c)	122.0	126.3
Securitization-Related Receivable (c)	64.3	76.0
Inventories, Net	179.9	145.9
Other Current Assets	24.3	14.4
Assets Held For Sale	1.3	127.7

Total Current Assets	518.2	560.4
Investments and Advances - Affiliated Companies at Equity	2.1	2.0
Property, Plant and Equipment, Net	168.1	173.5
Goodwill	206.2	205.8
Other Intangibles	149.8	156.1
Other Assets	90.1	112.7

Total Assets	$1,134.5	$1,210.5

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$9.9	$11.1
Current Portion of Long-Term Debt	31.2	21.9
Accounts Payable	135.5	116.9
Accrued Liabilities	92.8	75.8
Liabilities Associated with Assets Held For Sale	—	57.7

Total Current Liabilities	269.4	283.4
Long-Term Debt	203.2	257.7
Other Liabilities	224.2	264.5

Total Liabilities	696.8	805.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 25.1 Shares Issued and Outstanding (25.0 in 2009)	25.1	25.0
Additional Paid-in Capital	465.4	461.4
Retained Earnings	140.6	91.2
Accumulated Other Comprehensive Loss	(193.4)	(172.7)

Total Shareholders’ Equity	437.7	404.9

Total Liabilities and Shareholders’ Equity	$1,134.5	$1,210.5

(a)	Unaudited.
(b)	As a result of the sale of the industrial coatings business, the Company has adjusted its historical financial statements to reflect this business as an Asset held for sale.
(c)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, Accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a Securitization-related receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2010	2009
Operating Activities:
Net Income	$64.5	$44.4
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	0.5	0.8
Gain on Sale of Discontinued Operations	(5.6)	—
Equity in Earnings of Affiliated Companies	(0.4)	(0.4)
Depreciation and Amortization	30.4	31.4
Deferred Taxes	12.7	13.3
Restructuring Expense, net	0.6	(0.1)
Impairment Expense	1.2	—
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	—	40.0
Receivables	19.2	22.2
Inventories	(31.7)	12.9
Other Current Assets	(5.9)	0.3
Accounts Payable and Accrued Liabilities	29.3	(25.8)
Noncurrent Liabilities	(28.3)	(32.1)
Other Operating Activities	5.3	1.7

Net Operating Activities from Continuing Operations	91.8	108.6
Cash Flows of Discontinued Operations	2.2	10.7

Net Operating Activities	94.0	119.3

Investing Activities:
Capital Expenditures	(16.0)	(18.3)
Businesses Acquired in Purchase Transaction	(1.7)	0.3
Proceeds from Sale of a Business	43.9	0.5
Cash Flows of Discontinued Operations	(0.4)	(1.8)

Net Investing Activities	25.8	(19.3)

Financing Activities:
Long-Term Debt Borrowings	189.0	197.5
Long-Term Debt Repayments	(234.4)	(277.4)
Short-Term (Repayments) Borrowings, Net	(1.9)	(1.7)
Dividends Paid	(15.1)	(15.0)
Other Financing Activities	0.6	(2.4)
Cash Flows of Discontinued Operations	—	—

Net Financing Activities	(61.8)	(99.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.7)	0.3

Net Increase in Cash and Cash Equivalents	56.3	1.3
Cash and Cash Equivalents, Beginning of Year	70.1	50.8

Cash and Cash Equivalents, End of Period	$126.4	$52.1

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales:
Biocides Products:
- HTH Water Products	$123.0	$128.1	$480.0	$433.3
- Personal Care and Industrial Biocides	88.5	77.8	254.2	219.4
- Wood Protection	67.3	65.5	193.3	174.9

Total Biocides Products	278.8	271.4	927.5	827.6
Performance Products:
- Performance Urethanes	42.8	35.8	125.6	111.1
- Hydrazine	4.0	5.0	12.6	12.7

Total Performance Products	46.8	40.8	138.2	123.8

Total Sales	$325.6	$312.2	$1,065.7	$951.4

Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products	$3.2	$8.4	$66.9	$62.8
- Personal Care and Industrial Biocides	21.2	13.2	57.0	31.5
- Wood Protection	4.8	2.0	6.0	(0.8)

Total Biocides Products	29.2	23.6	129.9	93.5
Performance Products:
- Performance Urethanes	0.8	2.3	(1.4)	4.9
- Hydrazine	0.5	1.0	1.9	2.2

Total Performance Products	1.3	3.3	0.5	7.1

	30.5	26.9	130.4	100.6
General Corporate Expenses (c)	(10.5)	(8.2)	(28.2)	(21.8)

Total Segment Operating Income including
Equity in Earnings of Affiliated Companies	20.0	18.7	102.2	78.8
Restructuring (d)	(0.7)	—	(0.7)	—
Impairment (d)	(1.2)	—	(1.2)	—
Equity in Earnings of Affiliated Companies	(0.1)	(0.2)	(0.4)	(0.4)

Total Operating Income	18.0	18.5	99.9	78.4
Interest Expense, net	(3.2)	(2.8)	(9.3)	(9.1)

Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$14.8	$15.7	$90.6	$69.3

(a)	Unaudited. Prior period results have been adjusted to reflect the sale of the industrial coatings business, including a reallocation of certain centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.
(b)	Includes equity in earnings of affiliated companies.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.

In addition, the three months and nine months ended September 30, 2009 include executive severance.

(d)	The three months and nine months ended September 30, 2010 represent severance and the write-down of a building due to the consolidation of three of the Company’s U.S. research and development facilities.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2010 to income and diluted income per share from continuing operations before impairment and severance charges related to the U.S. R&D consolidation and before the impact of a change in the U.K. tax rate on deferred tax assets related to the Company’s pension plans. The table is being provided in order to provide comparability to the Company’s earnings guidance for the three months ended September 30, 2010 and in order to provide comparability to the Company’s income and diluted income per share from continuing operations for the three months ended September 30, 2009.

	Three Months Ended September 30, 2010
	Income	EPS
Income from Continuing Operations	$9.2	$0.36
Add: Impairment and Severance, net of tax	1.2	0.05
Add: Impact of U.K. tax rate change on deferred tax assets related to pension plans	1.3	0.05

Income from Continuing Operations before impairment, severance and U.K. tax rate change	$11.7	$0.46

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2009 to income and diluted income per share from continuing operations before executive severance. The table is being provided in order to provide comparability to the Company’s income and diluted income per share from continuing operations for the three months ended September 30, 2010.

	Three Months Ended September 30, 2009
	Income	EPS
Income from Continuing Operations	$9.7	$0.38
Add: Executive severance, net of tax	0.7	0.03

Income from Continuing Operations before executive severance	$10.4	$0.41

The following table reconciles the estimate of diluted income per share from continuing operations for full year 2010 to the estimate of diluted income per share from continuing operations for full year 2010 before impairment, severance and the impact of the U.K. tax rate change on deferred tax assets related to pension plans. The table is being provided in order to reconcile the Company’s earnings guidance for full year 2010 to GAAP.

Year Ended December 31, 2010

Diluted Income Per Share:

Income from Continuing Operations	$2.30 - $2.40
Add: Impairment and Severance, net of tax	0.05
Add: Impact of U.K. tax rate change on deferred tax assets related to pension plans	0.05

Income from Continuing Operations before impairment, severance and U.K. tax rate change	$2.40 - $2.50